Nelnet Reports First Quarter 2012 Results

LINCOLN, Neb., May 9, 2012 /PRNewswire/ -- Nelnet (NYSE: NNI) today reported $52.7 million, or $1.11 per share, of net income excluding derivative market value and foreign currency adjustments for the first quarter of 2012 compared with $54.2 million, or $1.12 per share, for the same period a year ago. Derivative market value and foreign currency adjustments were $15.4 million, or $0.20 per share after tax, for the first quarter of 2012 compared with $1.1 million, or $0.01 per share after tax, for the first quarter of 2011.

GAAP net income for the first quarter of 2012 and 2011 was $43.1 million, or $0.91 per share, and $54.9 million, or $1.13 per share, respectively.

"We continued to report strong results in the first quarter of 2012," said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. "We are focused on growing our loan servicing, payment processing, education planning, and asset management businesses and driving diversification around these core businesses.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments. In the first quarter of 2012, the company increased its total revenue to $193.1 million, compared with $186.3 million in the first quarter of 2011. Operating expenses for the first quarter of 2012 and 2011 were $111.2 million and $99.6 million, respectively.  Over time, the company anticipates increasing operating expenses with discipline to support revenue growth.

Student Loan and Guaranty Servicing

Revenue from the company's Student Loan and Guaranty Servicing segment increased 22 percent, or $9.1 million, to $49.5 million for the first quarter of 2012 from $40.4 million for the first quarter of 2011. The increase in revenue is primarily the result of growth in servicing volume for the Department of Education (Department), remote hosting fees, and fee revenue from rehabilitated loans.

As of March 31, 2012, the company was servicing $51.8 billion of loans for 3.1 million borrowers on behalf of the Department, compared with $37.3 billion of loans for 2.8 million borrowers as of March 31, 2011. Revenue from this contract increased to $14.8 million for the first quarter of 2012, up from $12.3 million for the same period a year ago.

The Student Loan and Guaranty Servicing segment includes revenue from monthly fees earned from third-parties using Nelnet's new hosted servicing software solution to service Federal Direct Loan Program and Federal Family Education Loan Program loans. As of March 31, 2012, 8.6 million borrowers were hosted on the company's solution.

Tuition Payment Processing and Campus Commerce

For the first quarter of 2012, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $21.9 million, an increase of $2.5 million, or 13 percent, from the same period in 2011.

Asset Management

As of March 31, 2012, net student loan assets were $23.8 billion. Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow in excess of $1.8 billion.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the first quarter of 2012, Nelnet reported net interest income of $84.9 million, compared with $85.8 million for the same period a year ago. Net interest income includes $38.1 million and $31.7 million of fixed rate floor income in the first quarters of 2012 and 2011, respectively.

Liquidity and Capital Resources

During the first quarter of 2012, the company generated $100.6 million in net cash provided by operating activities.
On February 17, 2012, the company entered into a new $250.0 million unsecured line of credit and terminated its previous $750.0 million line of credit agreement. The new line of credit has a maturity date of February 17, 2016.

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on June 15, 2012, to shareholders of record at the close of business on June 1, 2012. Nelnet currently has 35.8 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

In addition, the Board of Directors has authorized a new stock repurchase program to repurchase up to a total of five million shares of the company's Class A common stock during the three-year period ending May 24, 2015. The current stock repurchase program is set to expire on May 24, 2012. Consistent with the current program, shares may be repurchased under the new program from time to time in the open market or private transactions, and the timing and amount of repurchases will depend on market conditions, share prices, trading volumes, and other factors, including compliance with credit agreements and securities laws.

Non-GAAP Performance Measures

Information regarding the company's operating results has historically been provided using “base net income,” which consisted of GAAP net income excluding the derivative market value and foreign currency adjustments, amortization of intangible assets, compensation related to business combinations, and variable rate floor income, net of settlements on derivatives. Due to the decrease in the number and dollar amount of differences between “base net income” and GAAP net income, the company has discontinued utilizing “base net income” when evaluating the performance and profitability of the company and reporting its operating results.

The company will continue to provide additional information related to specific items management believes to be important in the evaluation of its financial position and performance, including specifically, but not limited to, the impact of the unrealized gains and losses resulting from the change in fair value of derivative instruments in which the company does not qualify for “hedge treatment” under GAAP, and the foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations affect the period-to-period comparability of the results of operations.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws, regulations, and government programs; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2012.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except share data)

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest Income:
Loan interest	$154,118	157,798	147,347
Amortization/accretion of loan premiums and deferred origination costs, net	(1,060)	(1,359)	(9,989)
Investment interest	1,095	914	726
Total interest income	154,153	157,353	138,084
Interest expense:
Interest on bonds and notes payable	69,297	64,062	52,307
Net interest income	84,856	93,291	85,777
Less provision for loan losses	6,000	7,000	3,750
Net interest income after provision for loan losses	78,856	86,291	82,027
Other income (expense):
Loan and guaranty servicing revenue	49,488	50,960	40,413
Tuition payment processing and campus commerce revenue	21,913	16,893	19,369
Enrollment services revenue	31,664	28,782	33,868
Other income	10,954	12,264	6,492
Gain on sale of loans and debt repurchases	—	33	8,307
Derivative market value and foreign currency adjustments, net	(15,407)	11,778	1,116
Derivative settlements, net	227	(423)	(4,152)
Total other income	98,839	120,287	105,413
Operating expenses:
Salaries and benefits	49,095	47,026	43,912
Cost to provide enrollment services	21,678	17,744	22,839
Depreciation and amortization	8,136	8,282	6,776
Other expenses	32,263	29,639	26,105
Total operating expenses	111,172	102,691	99,632
Income before income taxes	66,523	103,887	87,808
Income tax expense	(23,230)	(39,008)	(32,928)
Net income	43,293	64,879	54,880
Net income attributable to noncontrolling interest	152	—	—
Net income attributable to Nelnet, Inc.	$43,141	64,879	54,880
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic	$0.91	1.37	1.13
Net income attributable to Nelnet, Inc. shareholders - diluted	$0.91	1.37	1.13
Weighted average shares outstanding:
Basic	46,989,773	46,996,193	48,171,317
Diluted	47,184,079	47,173,374	48,363,035
Dividends paid per common share	$0.10	0.10	0.07

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	March 31, 2012	December 31, 2011	March 31, 2011
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$23,836,832	24,297,876	23,536,415
Cash, cash equivalents, and investments	131,252	93,350	85,856
Restricted cash and investments	744,595	724,131	859,521
Goodwill	117,118	117,118	117,118
Intangible assets, net	23,682	28,374	34,736
Other assets	592,833	591,368	661,053
Total assets	$25,446,312	25,852,217	25,294,699
Liabilities:
Bonds and notes payable	$24,060,609	24,434,540	24,066,092
Other liabilities	277,830	351,472	273,240
Total liabilities	24,338,439	24,786,012	24,339,332
Equity:
Total Nelnet, Inc. shareholders' equity	1,107,716	1,066,205	955,367
Noncontrolling interest	157	—	—
Total equity	1,107,873	1,066,205	955,367
Total liabilities and equity	$25,446,312	25,852,217	25,294,699

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.